Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pulse Biosciences, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Form S-3 Registration Statement of our report dated March 20, 2017, relating to the consolidated balance sheets of Pulse Biosciences, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015, and for the period from May 19, 2014 (inception) through December 31, 2014, which is incorporated by reference in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.

June 30, 2017

Santa Monica, California